Exhibit 99.1

A-Mark Precious Metals Acquires the Assets of Goldline International

Acquisition Adds Large Client Base and Distribution, Along with Significant Upsell Opportunity for A-Mark

El Segundo, CA – August 14, 2017 – A-Mark Precious Metals, Inc. (NASDAQ: AMRK), a full-service precious metals trading company and an official distributor for all the major sovereign mints, has entered into an agreement to acquire substantially all of the assets of Los Angeles-based Goldline, LLC, a leading direct retailer of precious metals to the investor community.

Acquisition Summary and Benefits:

•	Asset purchase for net consideration of approximately $6.4 million over net tangible asset value

•	Adds a longstanding client base of more than 150,000 precious metal and numismatic clients

•	Expands client pipeline by adding 1.2 million client leads

•	Bolsters A-Mark’s distribution by adding an expansive direct-to-client distribution model

•	Enhances A-Mark’s marketing and technology capabilities, including access to an analytics system to better understand client data and buying behaviors
For nearly six decades, Goldline has delivered world-renowned gold, silver and platinum coins and bars to collectors and investors globally. Since 2000, Goldline has distributed more than $4 billion of precious metals through its various channels, including TV, radio and online platforms. The company has established a reputation in the industry for its best-in-class client service and support.

Under the terms of the agreement, A-Mark will acquire substantially all of Goldline’s assets, including client lists, prospect leads and storage clients. The net consideration for the assets is approximately $6.4 million over net tangible asset value, payable in cash at the closing. A-Mark will finance the acquisition primarily through the proceeds of a three-year privately placed credit facility (in principal amount not to exceed $7.5 million), to be entered into by the wholly owned subsidiary of A-Mark, which will hold the Goldline assets following the acquisition. Additional details of the credit facility agreement will be available in A-Mark’s current report on Form 8-K, to be filed with the U.S. Securities and Exchange Commission no later than August 18, 2017.

Goldline’s client base is comprised of more than 150,000 individuals, many of whom have substantial disposable income and alternative investment portfolios. A significant number of these individuals make multiple purchases, and are ideal candidates for A-Mark’s suite of value-added services, such as financing, storage, logistics and IRA storage. In addition, the acquisition includes a list of 1.2 million potential clients, who have requested information, but not yet purchased products.

“We have known Goldline for years and have been impressed by the company’s recent progress to grow its marketing presence and establish itself as a leader in the direct-to-client precious metals space,” said A-Mark CEO Greg Roberts. “Not only does this acquisition enable us to be the exclusive supplier to Goldline, but it also presents us with a substantial opportunity to leverage their marketing platform to upsell and cross sell our value-added services to its more than 150,000 clients and prospective client leads. These clients have proven to be exceptionally loyal and recurring buyers, making them ideal consumers to benefit from our unique range of products, services and minting capabilities. As an example of the cross-sell possibilities, Goldline has sold more than $600 million worth of precious metals for inclusion in self-directed IRAs; we are optimistic that many of these buyers will take advantage of our secured storage facilities in Las Vegas.”
Mr. Roberts continued, “Altogether, this asset purchase marks the culmination of a three-pronged strategy―first with our Las Vegas logistics facility, followed by our majority investment in SilverTowne Mint, and now Goldline―to build a world-class vertically integrated precious metals company.”
Brian Crumbaker, CEO of Goldline, said "We are thrilled to be joining A-Mark. The combination of our sales and marketing expertise with A-Mark's products, logistics and storage expertise creates an unparalleled partnership for precious metals distribution."
Mr. Crumbaker and EVP Blair Harris, who joined the company in 2011 as part of its new leadership team, will continue to operate Goldline as a subsidiary of A-Mark. “Brian, Blair and the rest of Goldline’s sales, marketing and IT teams are some of the best and brightest individuals in the business,” commented Mr. Roberts. “We have been impressed by their unique ability to leverage Goldline’s platform to drive a high volume of client leads. We are confident that our collective teams can convert these leads into longstanding and high-value precious metals clients.”

The acquisition is expected to close by late August 2017, upon satisfaction of customary closing conditions. B. Riley & Co. acted as financial advisor to A-Mark Precious Metals and JMP Securities acted as financial advisor to Goldline on the transaction.

About A-Mark Precious Metals
A-Mark Precious Metals, Inc. is a full-service precious metals trading company and an official distributor for many government mints throughout the world. The company offers gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Its Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals, while its Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. The company operates trading centers in El Segundo, California, and Vienna, Austria, for buying and selling precious metals.

In addition to wholesale and trading activity, A-Mark offers clients a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases bullion products directly from the U.S. Mint for sale to clients. A-Mark also has distributorships with other sovereign mints, including in Australia, Austria, Canada, China, Mexico and South Africa. Clients of A Mark include mints, manufacturers and fabricators, refiners, coin and metal dealers, banks and other financial institutions, jewelers, investors and collectors. For more information about A-Mark Precious Metals, visit www.amark.com.

Through its subsidiary Collateral Finance Corporation, a licensed California Finance Lender, the company offers loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. Through its Transcontinental Depository Services subsidiary, it offers a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world. Through its A-M Global Logistics subsidiary, the company provides its clients an array of complementary services, including storage, shipping, handling, receiving, processing, and inventorying of precious metals and custom coins on a secure basis. A-Mark also holds a majority stake in a joint venture that owns the minting operations known as SilverTowne Mint. SilverTowne Mint is a leading producer of fabricated silver bullion and specialty products. For more information about SilverTowne Mint, please visit www.silvertownemint.com.

Company Contact:
Thor Gjerdrum, President
A-Mark Precious Metals, Inc.
310-587-1414
thor@amark.com

Investor Relations Contact:
Matt Glover or Najim Mostamand
Liolios Group, Inc.
949-574-3860
AMRK@liolios.com